UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2007
Cruisestock, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction)	333-133253 (Commission File Number)	87-0700927 (IRS Employer Identification No.)
7703 North Lamar Blvd
Austin, TX 78734
(Address of principal executive offices) (zip code)
(512) 692-2100
(Registrant’s telephone number, including area code)
5313-B FM West #224, Houston, Texas
(Former name or former address, if changed since last report)
Copies to:
Julio C. Esquivel
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL
Phone: (813) 229-7600
Fax: (813) 229-1660
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.1. Entry into a Material Definitive Agreement
     See Item 5.02 below.
Item 3.02 Unregistered Sales of Equity Securities
     On April 30, 2007, Cruisestock entered into an additional Preferred Stock Purchase Agreement with an accredited investor (the “Additional Investor”), pursuant to which the Additional Investor purchased 500,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 625,000 series A common stock purchase warrants (the “series A warrants”) and 625,000 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $500,000 (the “Third Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the third and final closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported. In connection with the three closings, Cruisestock has raised an aggregate of $2,141,990.
     The Preferred Stock has a fixed conversion price of $0.40 and the 500,000 shares of Preferred Stock issued in the Third Private Placement Closing are initially convertible into an aggregate of 1,250,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
     The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
     In addition, the Additional Investor became a party to that certain Investor Rights Agreement pursuant to which Cruisestock agreed to file a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet the timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages.
     In connection with the Third Private Placement, the Company paid $50,000 and issued 87,500 series A warrants, 87,500 series B warrants and 175,000 series C warrants to Midtown Partners & Co., LLC, who acted as the placement agent in the offering.
     Cruisestock claims an exemption from the registration requirements of the Act for the private placement of the forgoing securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors are accredited investors and/or qualified institutional buyers, the investors had access to information about Cruisestock and their investment, the investors took the securities for investment and not resale, and Cruisestock took appropriate measures to restrict the transfer of the securities.
Item 4.01 Change in Registrant’s Certifying Accountant.
     As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on April 19, 2007, the Company has dismissed Malone & Bailey, PC as its independent registered public accounting firm. On May 3, 2007, Malone & Bailey, PC provided a letter to the Company stating that it agrees with the Company’s prior statements regarding the dismissal. A copy of Malone & Bailey, PC’s letter is attached as Exhibit 16.1 to this Form 8-K.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 2, 2007, the Company appointed George A. Pacinelli as President of the Company.

     Mr. Pacinelli has over 25 years of experience as an executive in the voice and data communications technology sector. Over the last 4 years, Mr. Pacinelli initially provided consulting for, and later held a Director position with TAMCO, a Telecom-specific finance company. During that time, he assisted in taking the company from 2 national telecom dealer Partners to over 100 metropolitan, regional and national partners. In 2001, Pacinelli founded eTC, Inc., a telecommunications consulting firm based in Florida that specialized in providing consulting services to Telecom related companies seeking to increase the overall value of their business through the implementation of proven sales strategies and/or processes, as well as through the development of alliances with various providers of value added products and services. Additionally, eTC assisted its commercial business clients with the design, specification, negotiation, contracting, and implementation of various Telecommunications technologies. Prior to his formation of eTC and since 1980, Mr. Pacinelli served in senior executive positions with companies such as Executone of Miami, which later became Contel Executone, Executone Information Systems, Inc., Executone Business Solutions, Claricom, and Staples Communications, which was, in turn, acquired by NextiraOne, LLC.
     In connection with his appointment, the Company and Mr. Pacinelli have entered into a stock option agreement, pursuant to which the Company granted to Mr. Pacinelli an option to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $1.30 per share (the “Options”). The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and were granted pursuant to the Company’s 2007 Stock Option Plan, pursuant to which the Company has reserved 5,000,000 shares of common stock for issuance to employees, directors and consultants. One half of Mr. Pacinelli’s Options are immediately exercisable and remainder vest on the second and third anniversary of the agreement.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description
16.1	Letter from Malone & Bailey, PC

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.
	By:	/s/ Michael Nole
Michael Nole, Chief Executive Officer
Dated: May 4, 2007